Exhibit 10.40
THIS AGREEMENT AND DEED is dated
PARTIES

(1)
NACCO Materials Handling Ltd, a company registered in accordance with the Companies Acts with company number 02636775 and having its registered office at Centennial House, Building 4.5, Frimley Business Park, Frimley, Surrey, GU16 7SG (Company).

(2)	Ralf Mock who, albeit working and residing in the UK, has a place of residence at Wiesbadenerstrasse.71, D-61462, Koenigstein, Germany (Employee).
BACKGROUND

(A)	The Employee was employed by the Company under a UK employment contract and was based in the UK for the duration of his employment with the Company.

(B)	The Employee's employment with the Company terminated on 15 April 2015.

(C)
The parties have entered into this agreement to record and implement the terms on which they have agreed to settle any claims which the Employee has or may have in connection with his employment or its termination or otherwise against the Company or its officers or employees whether or not those claims are, or could be, in the contemplation of the parties at the time of signing this agreement, and including, in particular, the statutory complaints which the Employee raises in this agreement. It is the parties' intention that each Affiliate should be able to enforce any rights it has under this agreement, subject to and in accordance with the Contracts (Rights of Third Parties) Act 1999.

(D)	The parties intend this agreement to be an effective waiver of any such claims and to satisfy the conditions relating to settlement agreements and compromise contracts in the relevant legislation.
AGREED TERMS

1.	INTERPRETATION
The following definitions and rules of interpretation apply in this agreement.

1.1	Definitions:
Adviser: Frank Ryan of Barker Gillette LLP, 11 – 12 Wigmore Place, London, W1U 2LU.
Affiliates: the following organisations including any of their officers, directors or employees: NACCO Materials Handling France SA, NACCO Materials Handling B.V., Hyster Germany GmbH, Hyster France S.A.R.L., Hyster-Yale Materials Handling GmbH, Hyster-Yale Materials Handling, Inc, Yale France Manutention S.A.R.L., NACCO Materials Handling S.p.A., Yale Materials Handling (UK) Limited and/or NACCO Materials Handling Group, Inc.
Board: the board of directors of the Company (including any committee of the board duly appointed by it).
Confidential Information: information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) relating to the business, products, affairs and finances of the Company for the time being confidential to the Company and trade secrets including, without limitation, technical data and know-how relating to the business of the Company or any of its suppliers, clients, customers, agents, distributors, shareholders or management, including (but not limited to) information that the Employee created, developed, received or obtained in connection with his employment, whether or not such information (if in anything other than oral form) is marked confidential.
Copies: copies or records of any Confidential Information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) including, without limitation, extracts, analysis, studies, plans, compilations or any other way of representing or recording and recalling information which contains, reflects or is derived or generated from Confidential Information.

1.2	The headings in this agreement are inserted for convenience only and shall not affect its construction.

1.3
A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.4	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.5	Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

1.6	The Schedules form part of this agreement and shall have effect as if set out in full in the body of this agreement. Any reference to this agreement includes the Schedules.

2.	ARRANGEMENTS ON TERMINATION

2.1	The Employee's employment with the Company terminated on 15 April 2015. (Termination Date).

2.2	The Company has paid the Employee his salary up to the Termination Date in the usual way.

2.3	The Company has provided benefits to the Employee in the usual way up to the Termination Date.

2.4
The Company shall continue to fund private healthcare cover and life assurance for the Employee which, where reasonably practicable, will be subject to the same terms and conditions and on the same basis as applied immediately prior to the Termination Date or on terms and conditions which are as similar as reasonably possible, for the period from the Termination Date up to and including 14 April 2016.

2.5
The Company shall deduct from the Termination Payment due to the Employee under this agreement any outstanding sums due from the Employee to the Company including the sum of £5,048.78 in respect of annual leave taken by the Employee beyond the entitlement he had accrued at the Termination Date.

2.6	The payments and benefits in this clause 2 shall be subject to the income tax and National Insurance contributions that the Company is obliged by law to pay or deduct.

2.7
The Employee shall submit on or before 31 July 2015 his expenses claims in the usual way and the Company shall reimburse the Employee for any expenses properly incurred before the Termination Date in the usual way. Any expenditure on his Company credit card which was not properly incurred by him on the Company's business or for which he cannot produce appropriate receipts will be deducted from the payments due under this agreement.

3.	TERMINATION PAYMENT

3.1
Subject to and conditional on the Employee complying with the terms of this agreement, the Company shall within 14 days of the later of: 1) receipt by the Company of a copy of this agreement signed by the Employee together with a signed letter from the Adviser as set out in Schedule 3 and signed letters from the Employee set out in Schedule 4; and 2) 1 August 2015:

(A) pay to the trustees of the pension scheme for the benefit of the Employee the sum of £39,917 as compensation in lieu of 12 months’ employer pension contributions and at the same time send to the Employee evidence of the payment having been so sent; and
(B) pay to the Employee by way of compensation for the termination of his employment £573,250, (Termination Payment) consisting of:

(a)	Compensation in lieu of notice of £410,454 comprising:

(i)	£291,711 as compensation in lieu of 12 months’ salary;

(ii)	£13,326 as compensation in lieu of 12 months’ car allowance;

(iii)	£42,356 compensation in lieu of any expected payments under the Annual Incentive Plan; and

(iv)	£63,061 compensation in lieu of any expected payments under the 2015 Long Term Incentive Plan.
and

(b)	£162,796 as compensation for loss of office.

3.2
The Company and the Employee believe that the payment in clause 3.1(A) and the first £30,000 of the payment in clause 3.1(B) will be tax free. The Company shall deduct income tax and National Insurance contributions from the remainder of the Termination Payment and the payments in clauses 3.3 and 12.6 at the appropriate rate. The Employee shall be responsible for any further tax and employee's National Insurance contributions which are due or become in respect of the Termination Payment and the payments in clauses 3.3 and 12.6 and shall indemnify the Company in respect of such liability in accordance with clause 7.

3.3
The Company shall pay the Employee’s vested entitlement under the Long Term Incentive Plan for years 2012, 2013 and 2014, which amounts are detailed below and will be paid as follows, subject to deductions of tax and National Insurance contributions. (For the avoidance of doubt the amounts below include all interest entitlement and no further interest will accrue from the Termination Date.):

(a)	US$271,370.46 in respect of 2012 will be paid before the end of March 2016;

(b)	US$320,489.46 in respect of 2013 will be paid before the end of March 2017; and

(c)	US$128,923.00 in respect of 2014 will be paid before the end of March 2018.

3.4
It is agreed that, in respect of the Termination Payment and the payment in clause 12.6, the Company shall apply tax code OT and “the appropriate rate” for deductions of tax and National Insurance contributions referred to in clause 3.2 shall be as follows:

(a)
the first £30,000 of the Termination Payment shall be paid without deductions for tax and National Insurance contributions with the remainder of the Termination Payment subject to deductions of tax only;

(b)	the payment at clause 12.6 shall be paid after deductions of tax and National Insurance contributions;

(c)	tax will be deducted from [the remainder of the Termination Payment referred to in clause 3.4 (a) less deduction of the sums at clause 2.5 plus the payment in clause 12.6] as follows:

(i)	the first £2,648.75 shall be taxed at 20%

(ii)	the following £9,851.25 shall be taxed at 40%; and

(iii)	the remaining sum shall be taxed at 45%.

(d)	National Insurance contributions shall be deducted from the payment set out in clause 12.6 as follows:

(i)	£0 to £672 at 0%;

(ii)	£673 to £3,531 at 12%; and

(iii)	the remaining £16,469 at 2%.

3.5
Should the Company become aware, before making payment to the Employee, of any obligation on its part to deduct tax and/or National Insurance contributions in respect of the payment in clause 3.1(A) it shall make such deductions of tax and National Insurance contributions as it is required by law to make before making payment to the Employee.

4.	PENSION
The Company shall notify the trustees of the pension scheme that the Employee's employment has been terminated and request written confirmation of the Employee's accrued entitlement under the Pension Scheme and request that the options available for dealing with his entitlement are sent to the Employee.

5.	LEGAL FEES
The Company shall pay a contribution of £14,300 plus VAT to the legal fees incurred by the Employee in obtaining advice on the termination of his employment and the terms of this agreement, such fees to be payable to the Adviser on production of an invoice addressed to the Employee and marked payable by the Employer, such invoice to be sent by the Adviser to John Short c/o Andrew Brown, Anderson Strathern LLP, 1 Rutland Court, Edinburgh, EH3 8EY.

6.	WAIVER OF CLAIMS

6.1
The Employee agrees that the terms of this agreement are offered by the Company without any admission of liability on the part of the Company and are in full and final settlement of all and any claims or rights of action that the Employee has or may have against the Company or its officers or employees whether arising out of his employment with the Company or its termination or from events occurring after this agreement has been entered into, whether under common law, contract, statute or otherwise, whether such claims are, or could be, known to the parties or in their contemplation at the date of this agreement in any jurisdiction and including, but not limited to, the claims specified in Schedule 2 (each of which is hereby intimated and waived).

6.2	The waiver in clause 6.1 shall not apply to the following:

(a)	any claims by the Employee to enforce this agreement;

(b)	claims in respect of personal injury of which the Employee is not aware and could not reasonably be expected to be aware at the date of this agreement; and

(c)	any claims in relation to accrued entitlements under the pension scheme.

6.3	The Employee warrants that:

(a)
before entering into this agreement he received independent advice from the Adviser as to the terms and effect of this agreement and, in particular, on its effect on his ability to pursue any complaint before an employment tribunal or other court;

(b)
the Adviser has confirmed to the Employee that they are a solicitor holding a current practising certificate and that there is in force a policy of insurance covering the risk of a claim by the Employee in respect of any loss arising in consequence of their advice;

(c)	the Adviser shall sign and deliver to the Company a letter in the form attached as Schedule 3 to this agreement;

(d)	before receiving the advice the Employee disclosed to the Adviser all facts and circumstances that may give rise to a claim by the Employee against the Company or its officers or employees;

(e)
the only claims that the Employee has or may have against the Company or its officers or employees (whether at the time of entering into this agreement or in the future) relating to his employment with the Company or its termination are specified in clause 6.1; and.

(f)	the Employee is not aware of any facts or circumstances that may give rise to any claim against the Company or its officers or employees other than those claims specified in clause 6.1.

The Employee acknowledges that the Company acted in reliance on these warranties when entering into this agreement.

6.4
The Employee acknowledges that the conditions relating to settlement agreements and compromise contracts under all and any relevant legislation, including but not limited to section 203(3) of the Employment Rights Act 1996 and regulation 35(3) of the Working Time Regulations 1998 have been satisfied.

6.5
The waiver in clause 6.1 shall have effect irrespective of whether or not, at the date of this agreement, the Employee is or could be aware of such claims or have such claims in his express contemplation (including such claims of which the Employee becomes aware after the date of this agreement in whole or in part as a result of new legislation or the development of common law or equity).

6.6
The Employee agrees that, except for the payments and benefits provided for in this agreement including those outlined in clause 3.3, and subject to the waiver in clause 6.1, he shall not be eligible for any further payment from the Company relating to his employment or its termination and without limitation to the generality of the foregoing, he expressly waives any right or claim that he has or may have to payment of bonuses, any benefit or award programme or grant of equity interest, or to any other benefit, payment or award he may have received had his employment not terminated.

7.	EMPLOYEE INDEMNITIES

7.1
The Employee shall indemnify the Company on a continuing basis in respect of any income tax or National Insurance contributions (save for employers' National Insurance contributions) due in respect of the payments and benefits included in this agreement (and any related interest, penalties, costs and expenses save such as are incurred solely as a result of the Company’s default or delay in complying with its obligations to or responding to HM Revenue and Customs or other competent body). The Company shall give the Employee reasonable notice of any demand for tax which may lead to liabilities on the Employee under this indemnity and shall provide him with reasonable access to any documentation he may reasonably require to dispute such a claim (provided that nothing in this clause shall prevent the Company from complying with its legal obligations with regard to HM Revenue and Customs or other competent body).

7.2
If the Employee breaches any material provision of this agreement or pursues a claim against the Company other than those preserved under clause 6.2, he agrees to: (i) immediately repay to the Company the Termination Payment (which shall be recoverable as a debt); and (ii) indemnify the Company for any losses suffered as a result thereof, including all reasonable legal and professional fees incurred in defending or resolving the claim.

8.	COMPANY PROPERTY AND INFORMATION

8.1	The Employee shall, before 31 July 2015, return to John Short, Vice President Human Resources, EMEA, Centennial House, Building 4.5, Frimley Business Park, Frimley, Surrey, GU16 7SG:

(a)	all Confidential Information and Copies;

(b)
all property belonging to the Company in satisfactory condition including (but not limited to) any car (together with the keys and all documentation relating to the car), fuel card, company credit card, keys, security pass, identity badge, mobile telephone, pager, lap-top computer or fax machine; and

(c)
all documents and copies (whether written, printed, electronic, recorded or otherwise and wherever located) made, compiled or acquired by him during his employment with the Company or relating to the business or affairs of the Company or its business contacts, in the Employee's possession or under his control.

8.2
The Employee shall, before 31 July 2015, erase irretrievably any information relating to the business or affairs of the Affiliates or the Company or its or their business contacts from computer and communications systems and devices owned or used by him outside the premises of the Company, including such systems and data storage services provided by third parties (to the extent technically practicable).

8.3
The Employee shall, by 31 July 2015, provide a signed statement that he has complied fully with his obligations under clause 8.1 and clause 8.2 and, within 14 days of a request to do so, shall provide the Board with such reasonable evidence of compliance as may be requested.

9.	EMPLOYEE WARRANTIES AND ACKNOWLEDGMENTS

9.1
As at the date of this agreement, the Employee warrants and represents to the Company that there are no circumstances of which the Employee is aware or of which the Employee ought reasonably to be aware which would amount to a repudiatory breach by the Employee of any express or implied term of the Employee's contract of employment which would entitle (or would have entitled) the Company to terminate the Employee's employment without notice or payment in lieu of notice and any payment to the Employee pursuant to clause 3 is conditional on this being so.

9.2
As at the date of this agreement, the Employee warrants and represents to the Company that he has not received or accepted and does not expect to receive or accept any particular offer which will provide him with any form of income or benefits at any time after the Termination Date and any payment to the Employee pursuant to clause 3 is conditional on this being so.

9.3
As at the date of this agreement, the Employee warrants and represents to the Company that there are no circumstances which might require the Company to deduct more tax or National Insurance contributions than as set out in clauses 3.2 and 3.4 including in relation to any annual or lifetime allowances in respect of pension contributions.

9.4
The Employee agrees to make himself available to, and to cooperate with, the Company and/or its advisers in any internal investigation or administrative, regulatory, judicial or quasi-judicial proceedings. The Employee acknowledges that this could involve, but is not limited to, responding to or defending any regulatory or legal process, providing information in relation to any such process, preparing witness statements and giving evidence in person on behalf of the Company. The Company shall reimburse any reasonable expenses incurred by the Employee as a consequence of complying with his obligations under this clause, provided that such expenses are approved in advance by the Company.

9.5
The Employee acknowledges that he is not entitled to any compensation for the loss of any rights or benefits under any share option, bonus, long-term incentive plan or other profit sharing scheme operated by the Company in which he may have participated other than the payments in clause 3, including but not limited to the Long Term Incentive Plan or the Annual Incentive Plan, and hereby waives and settles any other such rights.

10.	REFERENCE
On receipt of a written request from a potential employer addressed to John Short, Vice President Human Resources EMEA, NACCO Materials Handling Ltd, Centennial House, Building 4.5, Frimley Business Park, Frimley, Surrey GU16 7SG, the Company shall provide a reference in the form set out in Schedule 1 to this agreement and any oral reference provided will be on no less favourable terms providing the request is directed to John Short. If the Company obtains information after the date of this agreement which would have affected its decision to provide a reference in the form in Schedule 1, it shall advise the Employee by email to mockralf@aol.com of such information and seek his observations on that information. If the Employee fails to provide his observations to the Company within 14 days of being requested to do so or the Company reasonably concludes after reviewing the Employee’s observations that it should decline to provide a reference in the form in Schedule 1 it shall advise the Employee by email of that fact and of its reasons for so concluding.

11.	RESIGNATION FROM OFFICES

11.1
The Employee hereby acknowledges that he is no longer a Director of NACCO Materials Handling France SA and Hyster-Yale Materials Handling GmbH and hereby resigns as a Director of the Company and from his positions as:

(a)	Supervisory Board Member, NACCO Materials Handling B.V.

(b)	Director, Yale Materials Handling UK Limited.

(c)	Director, NACCO Materials Handling SpA (Italy).
and any other office, trusteeship or position that he holds in or on behalf of the Company or in connection with his employment.

11.2
The Employee irrevocably appoints the Company to be his attorney in his name and on his behalf to sign, execute or do any such instrument or thing and generally to use his name in order to give the Company (or its nominee, including any of the organisations listed in this clause) the full benefit of the provisions of this clause.

11.3
The Employee shall deliver to John Short a fully signed and completed copy of each of the letters in the form set out at Schedule 4 on or before 31 July 2015 and any other such document as the Company may reasonably require him to provide to effect his resignation from any office, trusteeship or position which he holds on behalf of the Company or in connection with his employment.

11.4
The Employee hereby acknowledges and confirms that he has no claim or right of action of any kind for compensation or otherwise against the Company or any of the organisations listed above or any of its or their officers or employees in respect of the termination of his office or otherwise. To the extent that any such claim or right of action exists or may exist, he irrevocably waives such claim or right of action and releases and forever discharges the Company, each of the organisations listed above, its and their officers and employees from all and any liability in respect thereof.

11.5
The Company hereby agrees to maintain, and to procure that the organisations detailed in this clause maintain appropriate Director’s and Officer’s Liability Insurance cover in respect of residual liabilities for the acts and omissions of the Employee on equivalent terms to those applying to the remaining Directors.

12.	CONFIDENTIALITY

12.1
The Employee acknowledges that, as a result of his employment, he has had access to Confidential Information. Without prejudice to his common law duties, the Employee shall not (except as authorised or required by law or as authorised by the Company) at any time after the Termination Date:

(a)	use any Confidential Information; or

(b)	make or use any Copies; or

(c)	disclose any Confidential Information to any person, company or other organisation whatsoever.

12.2	The restrictions in clause 12.1 do not apply to any Confidential Information which is in or comes into the public domain other than through the Employee's unauthorised disclosure.

12.3
The Employee and the Company confirm that they have kept and agree to keep the existence and terms of this agreement and the circumstances concerning the termination of the Employee's employment confidential, save where such disclosure is to HM Revenue & Customs, required by law, authorised in writing by the other party to this agreement or (where necessary or appropriate) to:

(a)	(by the Employee) the Employee's immediate family or legal or professional advisers or recruitment consultants engaged by him, provided that they agree to keep the information confidential; or

(b)	(by the Employee) the Employee's insurer for the purposes of processing a claim for loss of employment; or

(c)	(by the Company or its Affiliates) to the officers, employees or legal or professional advisers of the Company and/or its Affiliates, provided that they agree to keep the information confidential.

12.4
The Employee shall not make any adverse or derogatory comment about the Affiliates or the Company, its or their officers or employees and the Company shall use reasonable endeavours to ensure that its employees and officers shall not make any adverse or derogatory comment about the Employee. The Employee shall not do anything which shall, or may, bring the Affiliates or the Company, its officers or employees into disrepute and the Company shall use reasonable endeavours to ensure that its employees and officers shall not do anything which shall, or may, bring the Employee into disrepute.

12.5
Nothing in this clause shall prevent the Employee from making a protected disclosure under section 43A of the Employment Rights Act 1996 or from making such disclosure as he is required by law to make and nothing in this clause shall prevent the Company from making such disclosure as it is required by law to make.

12.6
The Company shall pay £20,000 to the Employee as consideration for his entering into the restrictions in this clause, such sum to be paid within 14 days of the later of the dates set out at clause 3.1. The Company shall deduct income tax and National Insurance contributions from this sum.

12.7
In the event of his non compliance with this clause the Employee shall: (i) immediately repay to the Company the payment set out in clause 12.6 (which shall be recoverable as a debt); (ii) indemnify the Company in respect of any losses it incurs as a result of his breach including loss of income and legal expenses incurred in considering any action against him; and (iii) in the event of the Company choosing to seek to pursue legal action against the Employee (whether by action for injunction, damages or otherwise) indemnify the Company in respect of any losses it incurs from that attempted or successful enforcement including any legal fees or other professional fees.

13.	ENTIRE AGREEMENT

13.1	Each party on behalf of itself agrees with the other party that:

(a)
this agreement constitutes the entire agreement between the parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter;

(b)
in entering into this agreement it does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this agreement; and

(c)	it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this agreement.

13.2	Nothing in this clause shall limit or exclude any liability for fraud.

14.	VARIATION
No variation of this agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

15.	THIRD PARTY RIGHTS

15.1
Except as expressly provided elsewhere in this agreement, no person other than the Affiliates, the Employee and the Company shall have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement.

15.2	The rights of the parties to terminate, rescind or agree any variation, waiver or settlement under this agreement are not subject to the consent of any other person.

16.	GOVERNING LAW
This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

17.	JURISDICTION
Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

18.	SUBJECT TO CONTRACT AND WITHOUT PREJUDICE
This agreement shall be deemed to be without prejudice and subject to contract until such time as it is signed by both parties and dated, when it shall be treated as an open document evidencing a binding agreement.

19.	COUNTERPARTS
This agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

This agreement has been entered into on the date stated at the beginning of it.

Schedule 1 Reference
To whom it may concern

Dear Sirs

Ralf Mock

Ralf Mock was employed by NACCO Materials Handling Group from 1st February 2006 until 15th April 2015 as Managing Director for Europe, Middle East and Africa. His span of control included all functions within EMEA including:

•	Sales and Marketing

•	Aftermarket

•	Manufacturing

•	Finance

•	Human Resources

Together this represented responsibility for approximately 1500 employees.

Ralf was also responsible for managing relations with an extensive independent dealer network.

During his 9 years of service, Ralf performed his duties appropriately in directing a large and complex operating theatre.

We thank Ralf for his many contributions in managing the NMHG business in EMEA.

Yours

Schedule 2 Claims

(a)	for breach of contract or wrongful dismissal;

(b)	for unfair dismissal, under section 111 of the Employment Rights Act 1996;

(c)	in relation to the right to a written statement of reasons for dismissal, under section 93 of the Employment Rights Act 1996;

(d)	in relation to an unlawful deduction from wages under section 23 of the Employment Rights Act 1996;

(e)	in relation to written employment particulars and itemised pay statements, under section 11 of the Employment Rights Act 1996;

(f)	in relation to working time or holiday pay, under regulation 30 of the Working Time Regulations 1998;

(g)	for failure to comply with obligations under the Data Protection Act 1998;

(h)	arising as a consequence of the United Kingdom's membership of the European Union.

Schedule 3 Adviser's certificate
[ON HEADED NOTEPAPER OF ADVISER]

Private & Confidential:
For the attention of John Short
C/O Andrew Brown
Anderson Strathern LLP
1 Rutland Court
Edinburgh
EH3 8EY

[DATE]

Dear Sirs,

I am writing in connection with the settlement agreement between my client, Ralf Mock, and NACCO Materials Handling Ltd (Company) of today's date (Agreement) to confirm that:

1.    I, Frank Ryan of Barker Gillette LLP, 11 – 12 Wigmore Place, London, W1U 2LU am a Solicitor of the Senior Courts of England and Wales who holds a current practising certificate.

2.    I have given Ralf Mock legal advice on the terms and effect of the Agreement and, in particular, its effect on his ability to pursue the claims specified in Schedule 2 of the Agreement.

3.    I gave the advice to Ralf Mock as a relevant independent adviser within the meaning of the relevant UK acts and regulations including those referred to at clause 6.4.

4.    There is now in force (and was in force at the time I gave the advice referred to above) a policy of insurance or an indemnity provided for members of a profession or professional body covering the risk of claim by Ralf Mock in respect of loss arising in consequence of the advice I have given him.

Yours faithfully,

Frank Ryan
Employee's Adviser

Schedule 4 – Resignation from Offices
Part 1

[DATE]

Dear Sirs,

NACCO Materials Handling Ltd (Company)

I hereby resign from my office as a Director of the Company and from the following positions with immediate effect.

(a)    Supervisory Board Member, NACCO Materials Handling B.V.
(b)    Director, Yale Materials Handling UK Limited.
(c)    Director, NACCO Materials Handling SpA (Italy).

I hereby acknowledge and confirm that I have no claim or right of action of any kind for compensation or otherwise against the Company or any of the organisations listed above or any of its or their officers or employees in respect of the termination of my office or otherwise. To the extent that any such claim or right of action exists or may exist, I irrevocably waive such claim or right of action and release and forever discharge the Company, each of the organisations listed above, its and their officers and employees from all and any liability in respect thereof.

This letter and any disputes or claims arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales. The courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this letter or its subject matter or formation (including non-contractual disputes or claims).

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Yours faithfully,

/s/ Ralf Mock
Signed as a deed by RALPH MOCK	[SIGNATURE OF DIRECTOR]

in the presence of:
/s/ Claudia Mock
SIGNATURE OF WITNESS
NAME OF WITNESS:
Claudia Mock

ADDRESS OF WITNESS:

OCCUPATION OF WITNESS:

On [date] at	[location]
22 July 2015	Koenigstein

Schedule 4 – Resignation from Offices
Part 2

NACCO Materials Handling S.p.A.
Via Confalonieri, 2
20060 - Masate (MI)

To the kind attention of the members of the Board of Directors
To the kind attention of the Chairman of the Board of Statutory Auditors

Re:    Resignation from the office as Member of the Board of Directors of NACCO Materials Handling S.p.A.

Dear Sirs,

The undersigned Ralf Albert Mock, born in Nuernberg (Germany), on November 29, 1955, Italian Fiscal Code MCKRFL55S29Z112R and domiciled for the purpose of my office at the corporate seat of the company, in Via Confalonieri, 2, 20060 Masate (MI), hereby resigns from the office as member of the Board of Directors of NACCO Materials Handling S.p.A., with registered office in Via Confalonieri 2, 20060 - Masate (MI), fiscal code and VAT number 01020710362 (the “Company”), effective immediately.

To the extent necessary, I hereby declare that I have no claims whatsoever vis-à-vis the Company for any reason or title whatsoever.

Yours faithfully,

/s/ Ralf Mock
RALPH MOCK

Date: 22 July 2015

Schedule 4 – Resignation from Offices
Part 3

Yale Materials Handling UK Limited
Centennial House
Building 4.5
Frimley Business Park
Frimley
Surrey GU16 7SG

Resignation from the office of Director of Yale Materials Handling UK Limited

Dear Sirs,
The undersigned Ralf Albert Mock, born in Nuernberg (Germany), on November 29, 1955, hereby resigns from the office of director of Yale Materials Handling UK Limited (registered number 01228726) with registered office at Centennial House, Building 4.5, Frimley Business Park, Frimley, Surrey GU16 7SG (the “Company”), effective immediately.
To the extent necessary, I hereby declare that I have no claims whatsoever vis-à-vis the Company for any reason or title whatsoever.

Yours faithfully,

/s/ Ralf Mock
RALPH MOCK

Date: 22 July 2015

Schedule 4 – Resignation from Offices
Part 4

The Board of Managing directors of
NACCO Materials Handling B.V.
Nijverheidsweg 29
Nijmegen
The Netherlands

Resignation from the office as Supervisory Director of NACCO Materials Handling B.V.

Dear Sirs,
I, Ralf Albert Mock, born in Nuernberg (Germany), on November 29, 1955, hereby resign my office as Supervisory Director of NACCO Materials Handling B.V., with registered office in Nijverheidsweg 29, Nijmegen, The Netherlands (the “Company”), effective immediately.
I hereby acknowledge that I have no claim of any nature or kind whatsoever against the Company including, without limiting the generality of the foregoing, any claim for supervisory director’s salary or fees and I hereby forever release the Company from any liability whatsoever in respect thereof.

Yours faithfully,

/s/ Ralf Mock
RALPH MOCK
Date: 22 July 2015

Executed as a deed by NACCO Materials
Handling Ltd acting by , a director,
[DIRECTOR]
in the presence of:
/s/ Claudia Mock
SIGNATURE OF WITNESS
NAME OF WITNESS:	Claudia Mock
ADDRESS OF WITNESS:

OCCUPATION OF WITNESS:	Spouse

On 22 July 2015	Koenigstein

Signed as a deed by Ralf Mock
/s/ Ralf Mock

in the presence of:
/s/ Claudia Mock
SIGNATURE OF WITNESS
NAME OF WITNESS:	Claudia Mock
ADDRESS OF WITNESS:

OCCUPATION OF WITNESS:	Spouse

On [date] at	[location]
22 July 2015	Koenigstein